SETTLEMENT  AGREEMENT  AND  RELEASE
                      -----------------------------------

     THIS SETTLEMENT AGREEMENT AND RELEASE (this "Agreement"), dated June 7, 2000, is made by and among AFFILIATED RESOURCES CORPORATION, a Colorado Corporation ("AFFILIATED"), and MICHAEL R. BRADLE, an Individual ("BRADLE").

                                  RECITALS
                                  --------

1. A dispute has arisen between BRADLE on the one hand, and AFFILIATED on the other hand, arising out of and related to employment provided by BRADLE to affiliated entities of AFFILIATED and the breach of compensation and stock options by AFFILIATED.

2. The parties desire finally to compromise, settle and discharge all claims, controversies, demands, actions or causes of action which BRADLE may have or claim to have against AFFILIATED, or any individuals or entities which are in any way related to AFFILIATED.

                                AGREEMENT
                                ---------

     NOW, THEREFORE, IN CONSIDERATION of the promises, covenants and agreements herein contained, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereto agree as follows:

1. AFFILIATED shall register for resale with the Securities and Exchange Commission
One Million (1,000,000) shares of AFFILIATED'S common stock beneficially owned by BRADLE (THE "BRADLE SHARES") . AFFILIATED shall effect such registration without cost to BRADLE. Such registration shall be effected on or before ______________, 2000. Said agreement is for damages sustained by BRADLE as a result of the actions of AFFILIATED and its employees. Because BRADLE was to be issued free trading shares, his actual damage was $.40 per share as a result of an Employment Agreement and Employee Stock Option Agreement both dated January 3, 2000 which granted options at $.10 per share. On May 3, 2000 AFFILIATED reversed the option price since the board apparently did not have authority to lower the option price from $.50 to $.10 per share. BRADLE accepts an additional $.10 per share as damages for various breaches of the Employment Agreement and because the shares could not be exercised.

2. BRADLE hereby resigns as President and Chief Operating Officer and as a member of the Board of Directors of AFFILIATED effective June 7, 2000, at the conclusion of the annual meeting.

3. AFFILIATED shall indemnify and save harmless BRADLE, his employees, agents, attorneys and heirs from all suits, actions, losses, damages, claims or liability of any character, type or description, including without limiting the generality of the foregoing all expenses of litigation, court costs, attorney's fees, and all other expenses associated therewith, for any claim


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for  damages  or loss of any kind arising out of the Employment Agreement and/or
Employee  Stock  Option  Agreement,  both  dated  January  3,  2000.

4. AFFILIATED has violated the Employment Agreement dated January 3, 2000 and referenced above in that: (a) under Section 5(b), at the closing of the contract, BRADLE was entitled to receive $25,000.00 as a signing bonus for which he has not received; (b) under Section 5(c), BRADLE was entitled to receive prompt reimbursement for all reasonable expenses, for which AFFILIATED has not complied with; (c) under Section 5(e), BRADLE was to receive a car allowance of $500.00 per month, but which AFFILIATED has not complied with; and (d) under
Section 5(f), BRADLE was to receive medical insurance, life insurance, officers and directors' insurance, for which AFFILIATED has not provided, thus placing BRADLE and his family at great risk and continued exposure.

5.     AFFILIATED has violated the Employee Stock Option Agreement dated January
3,
2000 and referenced above in that 800,000 shares were granted to BRADLE with an option price of $.10 per share, under the 1997 Incentive Stock Option Plan. As a condition of employment, AFFILIATED'S Board of Directors passed a motion on December 30, 1999 to lower the option to $.10. BRADLE has been unable to exercise his options because the shares are not registered, and the 1997 Incentive Stock Option Plan was not properly registered.

6. AFFILIATED will grant BRADLE 200,000 option shares in compliance with Section
5(g)(i) of the Employment Agreement dated January 3, 2000 wherein BRADLE was to receive 250,000 option shares upon completion of the restructuring of the company and preparation of a preferred share offering. BRADLE has successfully completed the restructuring and designed the appropriate preferred share offering and submitted all materials to the corporate securities counsel. The corporate securities counsel subsequently resigned and the company has failed to make arrangements to finalize the actual preferred share documents. BRADLE will accept 200,000 option shares and relinquish any rights, title, claim or interest to the remaining 50,000 option shares. BRADLE will also relinquish any rights, title, claim or interest to the additional option shares listed on Section 5(g)(ii) in the Employment Agreement dated January 3, 2000.

7. BRADLE hereby waives any rights to recover all compensation due in the time limits as set forth in Section 1(f)(iii) of the Employment Agreement dated January 3, 2000. AFFILIATED owes BRADLE the sum of Eighty-Three Thousand Nine Hundred Twenty-Six and 77/100 Dollars ($83,926.77) which consists of $25,000.00 sign on bonus, $2,616.67 car allowance, $51,917.81 accrued salary, and $4,392.29 expenses accrued.

8. In exchange for the releases and mutual promises contained herein, BRADLE hereby irrevocably and unconditionally releases, acquits and forever discharges AFFILIATED, as well as all agents, officers, directors, shareholders, employees, affiliates, representatives, insurance carriers, attorneys and successors of AFFILIATED and all persons acting by, through, under or in concert with any of them, and each of their respective heirs, successors, and assigns (collectively, the "Affiliated Releasees") WITH EXCEPTION TO VIRGINIA LAZAR, any or all of them, from any and all charges, complaints, claims, liabilities, obligations (including without limitation any obligation of payment for services rendered), promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney's fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort including defamation, or any legal restrictions on AFFILIATED'S (or any of its affiliates') right to terminate consultants (collectively, "Claim" or "Claims"), which BRADLE now has, or claims to have, or which BRADLE at any time heretofore had, or claimed to have, or which BRADLE at any time hereafter may have, own or hold against any of the AFFILIATED Releasees, WITH EXCEPTION VIRGINIA LAZAR, including but not limited to Claims which arise out of or related to BRADLE'S engagement as an employee of AFFILIATED and its affiliates.

9. In exchange for the releases and mutual promises contained herein, AFFILIATED hereby irrevocably and unconditionally releases, acquits and forever discharges BRADLE, as well as all agents, representatives, insurance carriers and attorneys of BRADLE and all persons acting by, through, under or in concert with any of them, and each of their respective heirs, successors, and assigns (collectively, the "Bradle Releasees"), any or all of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations of nay contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort including defamation (collectively, "Claim" or "Claims"), which AFFILIATED now has, or claims to have, or which AFFILIATED at any time heretofore had, or claimed to have, or which AFFILIATED at any time hereafter may have, own or hold against any of the BRADLE Releasees, including but not limited to Claims which arise out of or related to BRADLE'S engagement as a consultant to AFFILIATED and its affiliates.

10. It is understood and agreed that this is a full, complete and final general release of any and all claims described herein, and that each of BRADLE and AFFILIATED agrees that such release shall apply to all unknown, unanticipated, unsuspected and undisclosed claims, demands, liabilities, actions or causes of action, in law, equity or otherwise, as well as those which are now known, anticipated, suspected or disclosed.

11. AFFILIATED and BRADLE will each respectively bear their own costs, expenses, and attorneys' fees, whether taxable or otherwise, incurred in or arising out of or in any way related to the action and/or the matters released herein.

12. It is understood and agreed that the promises in consideration of this Agreement shall not be construed to be an admission of any liability or obligation whatsoever by any party or released to any other party or to any other person whomsoever.

13. AFFILIATED and BRADLE represent that they fully understand their right to discuss all aspects of this Agreement with their attorneys, that they have availed themselves of this right, that this Agreement was reached after substantial negotiations, that they have carefully reviewed and fully understood all of the provisions of this Agreement, and that they are voluntarily entering into this Agreement.

14. This Agreement contains the entire agreement between the parties hereto and constitutes the complete, final and exclusive embodiment of their agreement with respect to the subject matter hereof. The terms of this Agreement are contractual and not a mere recital.

15. This Agreement shall bind the heirs, personal representatives, successors and assigns of each party, and inure to the benefit of each party and releasee, their or its agents, directors, officers, employees, affiliates, servants, successors and assigns.

16. Each of BRADLE and AFFILIATED hereby warrants and represents that he or it has not transferred or assigned or attempted to transfer or assign any of the claims released hereunder.

17. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of Texas as applied to contracts made to be performed entirely within Texas. The provisions of this Agreement are severable, and if any of its provisions are found to be unenforceable, the remaining provisions shall remain fully valid and enforceable. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision mutually agreeable to both parties hereto, and as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

18. This Agreement may be executed in any number of counterparts in the acceptance of any party to the terms hereof may be evidenced by the fax transmission of the parties' signature.

19. If any action or proceeding is brought to interpret or enforce the provisions of this
Agreement, the prevailing party or parties shall recover his, her, or its reasonable attorneys' fees and costs.

20.     Confidentiality.  BRADLE  and  AFFILIATED  and  their attorneys (and all
        ---------------
members  and
employees of their law firm) agree that they will not divulge, disclose or communicate to any person, firm, organization, or corporation in any manner whatsoever, directly or indirectly, orally or in writing, any information about this agreement and further agree, represent, warrant and state upon their respective oaths that they shall keep strictly confidential and secret the amount, size and nature of the consideration provided under the agreement; except as may be required to be disclosed to our attorneys; and such disclosures as may be authorized or required by law or pursuant to valid court order.

21. Subsequent to the execution hereof, the parties shall execute and deliver such additional documents and take such additional actions as any such party may reasonably deem to be practical and necessary or advisable in order to effect and consummate the transactions contemplated by this Agreement.


     IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.


Dated:  June  7,  2000

                                           AFFILIATED  RESOURCES  CORPORATION


                                          By:___________________________________
                                          Peter  Vanucci,  Chairman  &  CEO


                                          ______________________________________
                                          MICHAEL  R.  BRADLE,  an  Individual